EXHIBIT 99.1

Havertys Reports Record Third Quarter 2013 EPS of $0.42

Atlanta, Georgia, October 30, 2013 – HAVERTYS  (NYSE: HVT and HVT.A) reports earnings per share for the third quarter ended September 30, 2013 of  $0.42 compared to $0.15 for the same period of 2012.  The earnings per share for the nine months ended September 30, 2013 is $0.99 compared to $0.36 for the same period of 2012.

Clarence Smith, chairman, president and CEO, said “We are reaching our customers in new ways and providing inspiration, information and assistance so she can confidently turn her vision of home into a reality.  Our teams have been engaged in enriching the shopping experience across all channels and offering captivating products with great fabrics, finishes and function.   Operationally we are refining productivity benchmarks and continue to strive to grow market share and comparable store sales.  We believe the geographic regions in which our stores are located coupled with our financial strength and positioning of the Havertys brand will fuel our growth as housing and employment improve.

Financial Highlights

Third Quarter 2013 Compared to Third Quarter 2012
  Net sales increased 11.6% to $192.7 million. Comparable store sales were up 11.8%. Total written business was up 7.3% and average ticket rose 5.6%.
  Gross profit margins increased 140 basis points to 53.9% from 52.5% as a percent of sales. This includes a year-over-year benefit of 40 basis points from changes in the LIFO reserve.
  Selling, general and administrative costs as a percent of sales decreased by 350 basis points to 45.8% from 49.3% as fixed and discretionary costs were leveraged.
  Pre-tax earnings of $15.4 million increased 470 basis points to 8.0% from 3.3% as a percent of sales.
  Our retail store count at September 30, 2013 was 119 versus 120 at September 30, 2012.

Nine Months ended September 30, 2013 Compared to Same Period of 2012
  Net sales increased 12.7% to $549.9 million. Comparable store sales were up 11.5%. Average ticket increased 8.6%.
  Gross profit margins increased 130 basis points to 53.7%. Excluding LIFO and the impact of a $0.8 million out-of-period adjustment in the first quarter, gross profit margin increased 110 basis points to 53.6% from 52.5% as a percent of sales.
  Selling, general and administrative costs as a percent of sales decreased 290 basis points to 46.9% from 49.8% due to leveraging fixed and discretionary costs. The $15.4 million increase in dollars is primarily related to increases in: commissions, wages, incentive compensation, related payroll costs, delivery expense, depreciation and advertising.

NEWS RELEASE - OCTOBER 30, 2013

Expectations and Other
  Written business for the fourth quarter to date of 2013 is up approximately 5.6% over the 16.7% increase that had been achieved for the same period last year.
  Our year-to-date gross profit margin excluding the out-of-period adjustment and assuming no LIFO impact was 53.6% as a percent of net sales. We anticipate this run rate is a reasonable expectation for the next few quarters barring the effect of LIFO accounting for any future changes in landed merchandise costs.
  Fixed and discretionary type expenses within SG&A costs for the full year 2013 are expected to be slightly above the high end of the $220 to $222 million range we have previously discussed. These expenses will generally increase 3% to 5% annually due to inflation, expansion, staffing, and decisions made on the level of advertising spend. The variable costs within SG&A for the full year 2013 are anticipated to be slightly below the lower end of the range of 17.0% to 17.5% as a percent of sales.
  Selling square footage is estimated to decrease 2.2% in 2013 based on the net effect of closing three stores in the first half and the recently completed remodeling and expansion of three stores. Planned capital expenditures are expected to be $22 million in 2013.
  We expect to increase selling square footage approximately 3% in 2014 based on increasing our store count by a net three locations. Capital expenditures are estimated in the $25 to $29 million range in 2014 depending on the timing of expenditures for new locations.

NEWS RELEASE - OCTOBER 30, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$192,722	$172,677	$549,926	$487,766
Cost of goods sold	88,845	82,004	254,430	232,002
Gross profit	103,877	90,673	295,496	255,764
Credit service charges	78	69	240	216
Gross profit and other revenue	103,955	90,742	295,736	255,980

Expenses:
Selling, general and administrative	88,286	85,082	258,145	242,728
Interest, net	282	154	837	473
Provision for doubtful accounts	51	30	96	101
Other (income) expense, net	(52)	(160)	(46)	(745)
	88,567	85,106	259,032	242,557

Income before income taxes	15,388	5,636	36,704	13,423
Income tax expense	5,894	2,322	14,120	5,291
Net income	$9,494	$3,314	$22,584	$8,132

Basic earnings per share:
Common Stock	$0.42	$0.15	$1.01	$0.37
Class A Common Stock	$0.40	$0.14	$0.96	$0.35

Diluted earnings per share:
Common Stock	$0.42	$0.15	$0.99	$0.36
Class A Common Stock	$0.40	$0.14	$0.95	$0.35

Basic weighted average shares outstanding:
Common Stock	20,047	19,163	19,786	19,018
Class A Common Stock	2,455	2,887	2,606	2,986

Diluted weighted average shares outstanding:
Common Stock	22,855	22,371	22,783	22,319
Class A Common Stock	2,455	2,887	2,606	2,986

Cash dividends per share:
Common Stock	$0.080	$0.0400	$0.16	$0.080
Class A Common Stock	$0.075	$0.0375	$0.15	$0.075

NEWS RELEASE - OCTOBER 30, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	September 30, 2013	December 31, 2012	September 30, 2012
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$72,078	$53,550	$75,026
Restricted cash and cash equivalents	7,016	7,013	7,011
Accounts receivable	8,102	9,710	9,564
Inventories	91,600	96,902	84,530
Prepaid expenses	7,298	9,532	9,762
Other current assets	4,052	3,187	5,509
Total current assets	190,146	179,894	191,402

Accounts receivable, long-term	845	814	529
Property and equipment	191,491	193,085	187,033
Deferred income taxes	23,823	24,366	23,526
Other assets	4,243	3,937	3,908
Total assets	$410,548	$402,096	$406,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,281	$28,178	$23,451
Customer deposits	23,045	20,963	21,676
Accrued liabilities	35,312	33,272	34,146
Deferred income taxes	6,601	6,595	6,996
Current portion of lease obligations	928	881	819
Total current liabilities	86,167	89,889	87,088

Lease obligations, less current portion	16,451	18,473	12,447
Other liabilities	27,006	34,306	34,442
Total liabilities	129,624	142,668	133,977

Stockholders’ equity	280,924	259,428	272,421
Total liabilities and stockholders’ equity	$410,548	$402,096	$406,398

NEWS RELEASE - OCTOBER 30, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,584	$8,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,811	14,334
Share-based compensation expense	2,682	1,944
Provision for doubtful accounts	96	101
Other	394	534
Changes in operating assets and liabilities:
Accounts receivable	1,481	1,706
Inventories	5,302	8,914
Customer deposits	2,082	7,104
Other assets and liabilities	(3,538)	(1,647)
Accounts payable and accrued liabilities	(5,857)	7,193
Net cash provided by operating activities	41,037	48,315

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,720)	(20,166)
Other	7	244
Net cash used in investing activities	(16,713)	(19,922)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(643)	(553)
Dividends paid	(3,564)	(1,750)
Proceeds from exercise of stock options	872	84
Taxes on vested restricted shares	(2,461)	(515)
Treasury stock acquired	—	(218)
Net cash used in financing activities	(5,796)	(2,952)
Increase in cash and cash equivalents during the period	18,528	25,441
Cash and cash equivalents at beginning of period	53,550	49,585
Cash and cash equivalents at end of period	$72,078	$75,026

NEWS RELEASE- OCTOBER 30, 2013

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 119 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Thursday, October 31, 2013 at its website, www.havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 12:00 p.m. EDT through Thursday, November 7, 2013. The number to access the telephone playback is 1-800-406-7325 (access code: 4647482#).

Contact:
Havertys 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys